Exhibit 99.1

Contacts:

Media: Sasha Bigda, +1 312 244-7493 or sasha.bigda@morningstar.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2017 Financial Results

CHICAGO, April 21, 2017—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its first-quarter 2017 financial results. The company reported net income of $18.0 million, or 42 cents per diluted share, compared with $28.7 million, or 67 cents per diluted share, in the first quarter of 2016.

Key Operating Metrics

•                  Revenue for the quarter was $209.5 million, an increase of 9.1% compared with the same period in 2016. PitchBook Data (PitchBook), which Morningstar acquired in December 2016, contributed $13.1 million of revenue in the first quarter. Organic revenue, which excludes acquisitions, divestitures, and the effect of foreign currency translations, rose 3.1%, or $6.0 million.

•                  Operating income decreased 32.8% to $28.4 million from $42.3 million, and operating margin was 13.6%, a decline from 22.0% in the same period in 2016. About $18.7 million of the $31.3 million increase in operating expense for the quarter reflects operating expense for PitchBook.

•                  Excluding PitchBook, Morningstar reported adjusted operating income of $33.9 million for the quarter, a decrease of 19.7% compared with the first quarter of 2016. Adjusted operating income declined partly because of additional compensation expense from hires made during 2016. In addition, bonus expense was up $3.5 million because the company’s results were closer to the full-year targets established for the bonus plan in 2017 versus 2016; depreciation expense rose $3.4 million related to previous capital expenditures and capitalized software development; and sales commission increased $1.5 million because of stronger first-quarter sales growth in 2017 versus 2016, particularly in the United States.

•                  Cash provided by operating activities of $46.5 million and capital expenditures of $14.3 million resulted in free cash flow of $32.2 million, an increase of $34.3 million compared with the same period in 2016. The increase in free cash flow partly reflects the timing of income tax payments in 2016. First-quarter free cash flow tends to be lower than subsequent quarters because of the timing of annual bonus payments, which totaled $38.4 million in the first quarter of 2017.

Kunal Kapoor, Morningstar’s chief executive officer, said, “We saw a number of bright spots in the quarter, but operating income and earnings per share were down year over year. Profitability was impacted by several factors, including continued weak issuance in the structured credit market, investments made to expand our workforce and acquire PitchBook in 2016, and higher bonus and commission expense relative to the same period last year.

“On the positive side, our sales results improved in the first quarter. We signed several new contracts related to helping advisory firms transition to fee-based business models and meet emerging best-interest standards. While there has been much conjecture on the so-called Fiduciary Rule in the United States, we see advisors embracing fee-based, best-interest advice regardless. Further, we’re encouraged that some of the strongest areas of growth remain those we are investing in most heavily, including Morningstar Direct and PitchBook, as well as Workplace Solutions and Managed Portfolios. The latter two enjoyed year-over-year asset growth of more than 20%, thanks to strong inflows and market appreciation.

“Finally, while we intend to continue investing in our business, growth in salary expense will moderate in 2017.”

Update on Key Investment Areas

As part of its long-term strategy, Morningstar has five major areas of focus for investment—Workplace Solutions, Morningstar DirectSM, Morningstar® Managed PortfoliosSM, Morningstar Credit Ratings, and Morningstar® Data (including PitchBook). As a group, these five areas had organic revenue growth of 9.2% in the first quarter of 2017. The highlights below summarize key operating metrics in these areas as of March 31, 2017 compared with the same date in 2016.

•                  Total assets under management and advisement for Workplace Solutions rose 25.3% to $111.6 billion as of the end of the quarter.

•                  Licenses for Morningstar Direct increased 9.6% to 12,928 as of March 31, 2017.

•                  Assets under management and advisement for Morningstar Managed Portfolios were up 22.9% to $32.7 billion as of the end of the quarter.

•                  Morningstar Credit Ratings completed seven new-issue ratings, compared with 11 in the same period a year ago. Morningstar Credit Ratings offers ratings on commercial mortgage-backed securities, residential mortgage-backed securities, other asset-backed securities, and corporate and financial institutions.

•                  Revenue for Morningstar Data was up 7.8% to $38.3 million for the three months ended March 31, 2017. Licenses for the PitchBook Platform rose 39.1% to 10,227 as of the same date.

Balance Sheet and Capital Allocation

•                  As of March 31, 2017, the company had cash, cash equivalents, and investments totaling $317.5 million and $235.0 million of long-term debt, compared with cash, cash equivalents, and investments of $304.0 million and $250.0 million of long-term debt as of Dec. 31, 2016. The company repaid $15.0 million of the outstanding balance on its revolving credit facility during the quarter.

•                  The company paid $9.9 million for its regular quarterly dividend during the quarter.

•                  In the first quarter of 2017, the company repurchased approximately 2,800 shares for $0.2 million. As of March 31, 2017, the company had $326.8 million remaining for future repurchases under its share repurchase authorization and 42.9 million shares outstanding.

Comparability of Year-Over-Year Results

•                  First-quarter results included $13.3 million in revenue and approximately $19.6 million in operating expense from acquisitions, almost all of which was from PitchBook. PitchBook contributed $13.1 million of revenue and approximately $18.7 million of operating expense in the first quarter of 2017 (including $2.6 million of amortization expense and $1.7 million related to a management bonus plan).

•                  Foreign currency translations increased operating income by $0.4 million during the quarter, including a negative effect on revenue of $1.9 million and a favorable effect on operating expense of $2.3 million.

Use of Non-GAAP Financial Measures

The table at the end of this press release includes a reconciliation of organic revenue, adjusted operating income, adjusted operating margin, and free cash flow to comparable GAAP measures and an explanation of why the company uses these non-GAAP financial measures.

Annual Meeting

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. Central Time on Friday, May 12, 2017, at its corporate headquarters at 22 W. Washington Street in Chicago. If you would like to attend, please register here.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com.

The company will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $200 billion in assets under advisement and management as of March 31, 2017. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect.

For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; trends in the asset management industry, including the increasing popularity of passively managed investment vehicles; liability related to the storage of personal information related to individuals as well as portfolio and account-level information; liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; the failure of acquisitions and other investments to produce the results we anticipate; downturns in the financial sector, global financial markets, and global economy; the effect of market volatility on revenue from asset-based fees; a prolonged outage of our database, technology-based products and services, or network facilities; and challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India.

A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with Generally Accepted Accounting

Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue); consolidated operating income excluding PitchBook (adjusted operating income); consolidated operating margin excluding PitchBook (adjusted operating margin); and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results.

Morningstar presents operating income and operating margin excluding PitchBook (adjusted operating income and adjusted operating margin) to show the effect of this acquisition, better reflect period-over-period comparisons, and improve overall understanding of Morningstar’s current and future financial performance.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar’s management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

For more information about these non-GAAP measures, please see the reconciliations provided in the accompanying financial tables. All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “ or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2017 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in millions, except per share amounts)	2017	2016	change

Revenue	$209.5	$192.1	9.1%
Operating expense:
Cost of revenue	97.0	85.3	13.6%
Sales and marketing	32.4	22.3	45.2%
General and administrative	30.2	25.6	18.1%
Depreciation and amortization	21.5	16.6	29.7%
Total operating expense	181.1	149.8	20.9%
Operating income	28.4	42.3	(32.8%	)
Operating margin	13.6%	22.0%	(8.4)pp

Non-operating income (expense):
Interest income (expense), net	(0.9)	0.2	NMF
Other income (expense), net	(0.4)	0.3	NMF
Non-operating income (expense), net	(1.3)	0.5	NMF

Income before income taxes and equity in net income (loss) of unconsolidated entities	27.1	42.8	(36.5%	)
Equity in net income (loss) of unconsolidated entities	(0.8)	0.5	NMF
Income tax expense	8.3	14.6	(42.9%	)
Consolidated net income	$18.0	$28.7	(37.3%	)

Net income per share:
Basic	$0.42	$0.67	(37.3%	)
Diluted	$0.42	$0.67	(37.3%	)
Weighted average shares outstanding:
Basic	42.9	43.0	(0.2%	)
Diluted	43.2	43.1	0.2%

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
(in millions)	2017	2016

Operating activities
Consolidated net income	$18.0	$28.7
Adjustments to reconcile consolidated net income to net cash flows from operating activities	26.2	17.4
Changes in operating assets and liabilities, net	2.3	(34.7)
Cash provided by operating activities	46.5	11.4
Investing activities
Capital expenditures	(14.3)	(13.5)
Acquisitions, net of cash acquired	—	(2.5)
Purchases of equity- and cost-method investments	(0.2)	(13.1)
Other, net	(3.0)	1.0
Cash used for investing activities	(17.5)	(28.1)
Financing activities
Common shares repurchased	(0.9)	(38.8)
Dividends paid	(9.9)	(9.5)
Proceeds from short-term debt	—	40.0
Repayments of long-term debt	(15.0)	—
Other, net	(0.2)	0.4
Cash used for financing activities	(26.0)	(7.9)
Effect of exchange rate changes on cash and cash equivalents	3.7	2.7
Net increase (decrease) in cash and cash equivalents	6.7	(21.9)
Cash and cash equivalents—Beginning of period	259.1	207.1
Cash and cash equivalents—End of period	$265.8	$185.2

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31	December 31
(in millions)	2017	2016

Assets
Current assets:
Cash and cash equivalents	$265.8	$259.1
Investments	51.7	44.9
Accounts receivable, net	142.3	145.8
Other	26.3	22.2
Total current assets	486.1	472.0

Property, equipment, and capitalized software, net	149.8	152.1
Investments in unconsolidated entities	39.2	40.3
Goodwill	558.3	556.8
Intangible assets, net	114.7	120.9
Other assets	7.5	8.8
Total assets	$1,355.6	$1,350.9

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$47.1	$44.6
Accrued compensation	46.1	71.7
Deferred revenue	187.9	165.4
Other	18.8	13.2
Total current liabilities	299.9	294.9

Accrued compensation	10.7	10.3
Deferred tax liability, net	36.3	38.2
Long-term debt	235.0	250.0
Other long-term liabilities	55.0	60.7
Total liabilities	636.9	654.1
Total equity	718.7	696.8
Total liabilities and equity	$1,355.6	$1,350.9

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	As of March 31
	2017		2016		change

Our business
Morningstar.com Premium Membership subscriptions (U.S.)	118,507		120,075		(1.3%	)
Morningstar.com average monthly unique users (U.S.)	2,146,296		2,113,433		1.6%
Advisor Workstation clients (U.S.)	181		184		(1.6%	)
Morningstar Office licenses (U.S.)	4,256		4,231		0.6%
Morningstar Direct licenses	12,928		11,795		9.6%
PitchBook Platform licenses	10,227		7,350	(1)	39.1%
Assets under management and advisement (approximate)
Workplace Solutions (Retirement)
Managed Retirement Accounts	$49.5 bil		$41.9 bil		18.1%
Plan Sponsor Advice	38.6 bil		27.9 bil		38.4%
Custom Models	23.5 bil		19.3 bil		21.8%
Workplace Solutions (total)	$111.6 bil		$89.1 bil		25.3%
Morningstar Investment Management
Morningstar Managed Portfolios	$32.7 bil		$26.6 bil	(2)	22.9%
Institutional Asset Management	53.0 bil		58.9 bil	(3)	(10.0%	)
Asset Allocation Services	7.7 bil		8.4 bil	(3)	(8.3%	)
Manager Selection Services	1.3 bil		2.1 bil	(3)	(38.1%	)
Morningstar Investment Management (total)	$94.7 bil		$96.0 bil		(1.4%	)

Our employees (approximate)
Worldwide headcount	4,590	(4)	4,000		14.8%

	Three months ended March 31
(in millions)	2017		2016		change
Key product revenue (5)
Morningstar Data	$38.3		$36.6		4.7%
Morningstar Direct	29.1		27.1		7.4%
Morningstar Investment Management	24.9		24.6		1.3%
Morningstar Advisor Workstation	19.8		20.6		(3.9%	)
Workplace Solutions	18.0		16.3		10.5%

Revenue by Type (5)
License-based (6)	$155.5		$139.4		11.5%
Asset-based (7)	43.6		40.9		6.6%
Transaction-based (8)	10.4		11.8		(11.7%	)

Other metrics
Average assets under management and advisement	$203.6 bil		$185.0 bil		10.1%
Number of new-issue ratings completed	7		11		(36.4%	)
Asset value of new-issue ratings	$5.9 bil		$5.5 bil		7.3%

(1) Included for informational purposes only; Morningstar did not acquire full ownership of PitchBook until December 2016.

(2) We revised the asset totals for Morningstar Managed Portfolios to include third-party platform assets, which were previously not included in the total. We also revised to include the assets from South Africa.

(3) Revised to include assets from Ibbotson Associates Japan K.K.

(4) Includes approximately 330 employees who joined Morningstar with the PitchBook acquisition in December 2016.

(5) Key product revenue and revenue by type includes the effect of foreign currency translations.

(6) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Morningstar Enterprise Components, Morningstar Research, PitchBook Data, and other similar products.

(7) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(8) Transaction-based revenue includes Morningstar Credit Ratings, Internet advertising sales, and Conferences.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue), operating income to operating income, excluding PitchBook (adjusted operating income), operating margin to operating margin, excluding PitchBook (adjusted operating margin), and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results.

Morningstar presents adjusted operating income and adjusted operating margin (operating income and operating margin excluding PitchBook) to show the effect of this acquisition, better reflect period-over-period comparisons, and improve overall understanding of our current and future financial performance.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar’s management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended March 31
(in millions)	2017	2016	change

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue):

Consolidated revenue	$209.5	$192.1	9.1%
Less: divestitures	—	—	—
Less: acquisitions	(13.3)	—	NMF
Unfavorable effect of foreign currency translations	1.9	—	NMF
Revenue excluding acquisitions, divestitures, and the effect of foreign currency translations	$198.1	$192.1	3.1%

Reconciliation from consolidated operating income to operating income, excluding PitchBook (adjusted operating income):

Consolidated operating income	$28.4	$42.3	(32.8%	)
Add back: management bonus plan expense	1.7	—	—
Add back: intangible amortization	2.6	—	—
Add back: other operating expense, net for PitchBook	1.2	—	—
Operating income, excluding PitchBook	$33.9	$42.3	(19.7%	)

Reconciliation from consolidated operating margin to operating margin, excluding PitchBook (adjusted operating margin):

Consolidated operating margin	13.6%	22.0%	(8.4)pp
Add back: management bonus plan expense	0.7%	—	0.7pp
Add back: intangible amortization	1.1%	—	1.1pp
Add back: other operating expense, net for PitchBook	1.9%	—	1.9pp
Operating margin, excluding PitchBook	17.3%	22.0%	(4.7)pp

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$46.5	$11.4	307.9%
Capital expenditures	(14.3)	(13.5)	5.9%
Free cash flow	$32.2	$(2.1)	NMF